Exhibit 10.6

NATIONAL PENN BANCSHARES, INC.
TARP RESTRICTION AGREEMENT

This TARP RESTRICTION AGREEMENT (this “Agreement”) is made and entered into as of November 20, 2009, by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation having its principal place of business in Boyertown, Pennsylvania (the “Company”), and DONALD P. WORTHINGTON (the “Executive”).

BACKGROUND

1.           Executive is currently employed as a Group Executive Vice President of the Company.

2.           Executive currently has an Employment Agreement with the Company, dated September 24, 2002, as amended March 26, 2008 and November 18, 2009 (collectively, the “Employment Agreement”).

3.           In December 2008, the Company issued $150 million of senior preferred stock, and related common stock purchase warrants, to the U.S. Treasury Department (“Treasury”) under the Troubled Asset Relief Program Capital Purchase Program (the “TARP Program”), established under the Emergency Economic Stabilization Act of 2008 (Pub.L. 110-343, Div. A, enacted October 3, 2008), and amended by the American Recovery and Reinvestment Act of 2009 (Pub.L. 111-5, enacted February 17, 2009) and subsequent Treasury guidance (the “TARP Interim Final Rules”).

4.           On December 10, 2008, certain Company employees executed a CPP Clawback and Parachute Restriction Agreement between the Company and such employees (the “Prior TARP Restriction Agreement”).

5.           As required to participate in the TARP Program, the Company must adopt the Treasury standards for executive compensation and corporate governance, for the period during which Treasury holds equity or debt securities of the Company issued under this Program (the “TARP Compliance Period”).

6.           Under the TARP Program, Treasury’s standards apply to the senior executive officers (the “SEOs”) of the Company and other “most highly compensated employees” (as such terms are defined under the TARP Interim Final Rules).

AGREEMENT

NOW, THEREFORE, as required to participate in the TARP Program, and in consideration of the mutual promises contained herein, and each intending to be legally bound, Executive and Company agree as follows:

1.           Background.  The matters set forth in the “Background” section of this Agreement are incorporated by reference herein.

2.           SEO and Top 5.  During any time period in which Executive is classified by the Company as (i) an SEO or (ii) one of the next 5 “most highly compensated employees,” as defined in the TARP Interim Final Rules (the “Top 5”), he or she agrees as follows:

(a)           Incentive Compensation Recovery.  Executive agrees that Executive shall repay to the Company any bonus and incentive compensation paid to Executive during the TARP Compliance Period, if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.  This repayment shall not be limited to a specific recovery period, material inaccuracies in financial reporting statements, or inaccuracies that result in accounting restatements.  The recovery encompasses all incentive compensation paid to Executive as a result any determination of achievement of a performance metric that is later determined to have been based on material inaccuracies related to financial reporting.  For purposes of this paragraph and without limiting the foregoing, financial statements or performance metric criteria are treated as being materially inaccurate with respect to Executive if, Executive either knowingly engages in providing inaccurate information or knowingly fails to timely correct inaccurate information relating to those financial statements or performance metrics;

(b)           Golden Parachute Restrictions.  Executive agrees to forfeit all “Golden Parachute” payments, whether Executive is entitled to such payment, or solely obtains a legally enforceable right to such payment during the TARP Compliance Period. “Golden Parachute” payments are defined as payments resulting from Executive’s departure from the Company for any reason (except for services performed or benefits already accrued), and payments made on account of the Company’s “change in control” (as defined in 26 CFR 1.280G-1, Q&A-27 through Q&A-29 or as a change in control event as defined in 26 CFR 1.409A-3(i)(5)(i)).  Such payments shall be determined in a manner that is consistent with the TARP Interim Final Rules; and

(c)           Gross-Up Payment Restrictions.  Executive agrees to forfeit all “Gross-Up” payments or legally enforceable rights to such payments, during the TARP Compliance Period.  “Gross-up” payments are defined as any reimbursement by the Company of taxes owed to Executive with respect to any compensation, provided that such payment does not include a payment under an agreement or other arrangement that provides payments intended to compensate Executive for some or all of the excess of the taxes actually imposed by a foreign jurisdiction.

3.           SEO and Top 20.  During any time period in which Executive is classified by the Company as (i) an SEO or (ii) one of the next 20 “most highly compensated employees,” as defined in the TARP Interim Final Rules (the “Top 20”), he or she agrees as follows:

(a)           Executive shall comply with the Incentive Compensation Recovery provision in this Agreement, as described under Section (2)(a) above; and

(b)           Executive shall comply with the Gross-Up Payment Restrictions provision in this Agreement, as described under Section (2)(c) above.

4.           Most Highly Compensated Employees.  During any time period in which Executive is classified by the Company as one the five “most highly compensated employees” of the Company, as defined in the TARP Interim Final Rules (the “5 Most Highly Compensated Employees”), he or she shall forfeit the payment or accrual of any bonuses or retention awards accrued after June 15, 2009, except for restricted stock, which vests no earlier than in 25% vesting tranches conditioned on 25% of total senior preferred stock being repurchased from Treasury, until the final preferred stock is repurchased (as provided in the TARP Interim Final Rules) during the TARP Compliance Period, and has a value of no more than one-third of Executive’s total “annual compensation” (as defined under the TARP Interim Final Rules) for that fiscal year (as valued using grant-date fair market value).  Notwithstanding the foregoing, any bonus accrued before June 15, 2009 shall be payable within 30 days following the earlier of (i) March 15th of the first year in which such employee is not a 5 Most Highly Compensated Employee or (ii) the end of the TARP Compliance Period.

5.           Consulting and Noncompetition Agreement.  If Executive is involuntarily terminated from employment “without cause”, and Executive executes and does not revoke a Release in the form attached hereto as Exhibit A, at the option of the Executive, the Company hereby agrees that Executive and the Company shall enter into a Consulting and Noncompetition Agreement, substantially in the form set forth as Exhibit B hereto.

6.           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

7.           Termination of this Agreement.  The Agreement shall automatically terminate and become null and void upon the expiration of the TARP Compliance Period.

8.           Termination of the Prior TARP Restriction Agreement.  Effective concurrently with the execution and delivery of this Agreement, any Prior TARP Restriction Agreement dated December 10, 2008 between the Company and Executive is hereby rescinded and is of no further force and effect.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WITNESS:

/s/ Diane Lampone	/s/ Donald P. Worthington
DONALD P. WORTHINGTON

NATIONAL PENN BANCSHARES, INC.

/s/ Glenn E. Moyer
Name: Glenn E. Moyer
Title: President and Chief Executive Officer

EXHIBIT A

NATIONAL PENN BANCSHARES, INC.
CONFIDENTIAL RELEASE AND WAIVER OF CLAIMS AGREEMENT (“Release”)

1.
Release of Claims.  In exchange for the benefits described in paragraph 2, I, DONALD P. WORTHINGTON (“Executive”), hereby release and forever discharge National Penn Bancshares, Inc., a Pennsylvania corporation, its subsidiaries and affiliates (the “Company” or “National Penn”), any and all of their respective employee benefit plans, fringe benefit plans or programs, and any and all of their respective present and past officers, directors, shareholders, employees, agents and representatives, and the successors and assigns of each from any and all manner of claims, suits, demands, actions, causes of action, administrative claims, liability, claims for damages, class action claims or other claims made on my behalf whatsoever that I, my heirs, representatives, agents, successors, guardians, trustees or assigns ever had, have now or may have including, but not limited to, any claims arising from or relating to my employment with the Company, any pending applications for employment with the Company, or the termination of my employment with the Company including, but not limited to: Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; the Americans With Disabilities Act; the Pennsylvania Human Relations Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act (“OWBPA”); the Family and Medical Leave Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; and all other federal, state or local laws of a similar nature to any of the foregoing enumerated laws and any amendments to the foregoing statutes or any other federal, state or local law; any common law claim; breach of contract claim; claim for personal injury, wrongful discharge, public policy, negligence, infliction of emotional distress, whistleblower, retaliation, negligent hiring or retention, or any form of tort, whether negligent, reckless or intentional, and any claim for attorneys’ fees and costs, arising in law or equity, whether known, suspected or unknown, and however originating or existing, from the beginning of time to the date of my execution of this Release.  As required under OWBPA, I acknowledge that I have received the information relating to other employees that have been terminated in connection with a group termination, attached hereto as Exhibit A.

In addition, with the exception of unemployment and worker's compensation claims, I waive any right to any individual monetary or economic recovery or equitable relief against the Company in any administrative proceeding or in any action, lawsuit, hearing or other proceeding instituted by any agency, person or entity, from the beginning of time to the date of my execution of this Release.  Notwithstanding the foregoing, this Release excludes (and I shall retain any benefits to which I am entitled) under the Company’s Executive Incentive Plan, Long-Term Incentive Compensation Plan, Defined Benefit Pension Plan, or Defined Contribution (401(k)) Capital Accumulation Plan.

Notwithstanding the foregoing, this Section shall not limit Executive’s right to challenge the enforceability of the waiver and release contained herein under OWBPA with respect to claims under the Age Discrimination in Employment Act or from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), but Executive will not be entitled to any monetary or other relief from the EEOC or from any Court as a result of litigation brought on the basis of or in connection with such charge except if and to the extent that the release and waiver contained in this Section is held to be invalid or unenforceable (in which event, National Penn will be entitled to restitution or set off for the amounts paid to Executive hereunder, as and to the extent determined by the court).  Executive acknowledges and agrees that, but for providing this waiver and release, Executive would not be receiving the amount being provided to Executive under paragraph 2 of this Release.

2.
Release Consideration.  In consideration for my execution of this Release, the Company agrees to make payments to me and/or make benefits available to me pursuant to the Company’s Consulting and Noncompetition Agreement (the “Consulting Agreement”), at the time and in the form set forth in the Consulting Agreement.

I acknowledge that in the absence of my execution of this Release, I would not be entitled to certain of the benefits described in this paragraph 2.  I acknowledge further that such benefits are adequate and satisfactory consideration to me for entering into this Release.

3.
Successors and Assigns.  The Company’s rights under this Release shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  I shall not be entitled to assign any of my rights or obligations under this Release.

4.
Governing Law.  This Release is made and entered into in the accordance with the laws of the Commonwealth of Pennsylvania and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania.

5.
Entire Agreement.  This Release contains the entire agreement of the parties with respect to the subject matter hereof and merges all prior negotiations, agreements and understandings, if any.  No modification, release, discharge or waiver of any provision of this Release shall be of any force or effect unless made in writing and signed by me and the Director of Human Resources of the Company and specifically identified as a modification, release or discharge of this Release.  If any term, clause or provision of this Release shall for any reason be adjudged invalid, unenforceable or void, the same shall not impair or invalidate any of the other provisions of this Release, all of which shall be performed in accordance with their respective terms.

6.	Acknowledgments. By signing this Release, I acknowledge and agree that:

(a)	I have carefully read and understood all of the provisions and terms of this Release;

(b)	I have signed this Release knowingly and voluntarily;

(c)	the Company has advised me in writing to consult with counsel prior to signing this Release;

(d)	the Company has provided me at least forty-five (45) days (“Consideration Period”) to consider this Release and I have not been pressured or coerced to waive this Consideration Period;

(e)
I understand that I have seven (7) days (“Revocation Period”) after I sign this Release to elect to revoke the Release and acknowledge that I have not been pressured or coerced to waive this Revocation Period;

(f)
I understand that this Release is made in compromise of any disputed claims in order to avoid the expense and inconvenience of litigation and does not constitute an admission of liability by the Company with regard to the violation of any law, statute, regulation, or ordinance;

(g)	In signing this Release, I have not relied on any representations or statements, whether oral or written, other than the express language contained herein; and

(h)
I acknowledge that I have had the right to negotiate over the terms of this Release and that this Release shall not be construed as drafted solely by any member of the Company; rather, this Release shall be construed as mutually agreed upon terms which were the product of good faith and arms length negotiations between equal parties, and this Release is not unconscionable, unfair, the product of unfair bargaining power or a contract of adhesion.

Any notice of revocation must be addressed and timely delivered to the Director of Human Resources of the Company.

I HAVE CAREFULLY READ THIS ENTIRE RELEASE.  I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM WAIVING ALL CLAIMS AGAINST THE COMPANY RELATING TO MY EMPLOYMENT WITH THE COMPANY AND THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY.

IN WITNESS WHEREOF, and intending to be legally bound hereby, I have executed the foregoing Release effective this ___ day of ___________________, _____.

WITNESS:

DONALD P. WORTHINGTON

NATIONAL PENN BANCSHARES, INC.

Name:
Title:

  EXHIBIT A

  EMPLOYEES ELIGIBLE FOR RELEASE

Job Title	Age	# Selected	# Not Selected

EXHIBIT B

NATIONAL PENN BANCSHARES, INC.
CONSULTING AND NONCOMPETITION AGREEMENT

This CONSULTING AND NONCOMPETITION AGREEMENT (this “Agreement”) is being entered into as of as of ___________, _____, by and between National Penn Bancshares, Inc., a Pennsylvania corporation (“National Penn”), and DONALD P. WORTHINGTON (the “Consultant”).

RECITALS:
WHEREAS, the Consultant desires to provide the services described herein subject to the terms and conditions set forth below:

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Consultancy.  During the period beginning on the date on which Consultant’s employment with National Penn is terminated (the “Termination Date”) and for a period of twenty-four (24) months thereafter (the “Consulting Period”), the Consultant shall undertake to provide his personal advice and counsel to National Penn and its subsidiaries and affiliates in connection with the business of National Penn and its subsidiaries, including, but not limited to:

(a)           providing continued services in the same manner as when he was employed on a permanent basis as necessary to ensure a proper transition of his former job function to his replacement;

(b)           consulting with National Penn regarding the operations and customer relationships of National Penn and its subsidiaries;

(c)           providing introductions to customers and providing personal services similar to those the Consultant is currently providing National Penn;

(collectively the “Consulting Services”), subject to the terms and conditions which are set forth herein.  The Consultant shall provide such Consulting Services as may be requested from time to time by either the President and Chief Executive Officer or Senior Executive Vice President and Chief Operating Officer of National Penn.  During the Consulting Period, the Consultant shall be available to devote up to 30 hours per week of his business time, attention, skills and efforts (other than during holidays, vacations and periods of illness) to the business and affairs of National Penn and its subsidiaries and affiliates and shall use his reasonable best efforts to promote the interests of National Penn and its subsidiaries and affiliates.  Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as reasonably determined by National Penn.  The Consultant shall be available for meetings at the principal executive offices of National Penn at such times as National Penn shall reasonably require.

(d)           During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of National Penn or any subsidiary or affiliate of National Penn.

(e)           The obligations of National Penn under this Agreement are subject to and contingent upon the Consultant continuing to be employed by National Penn from the date hereof until the Termination Date.

2.           Non-Disclosure of Confidential Information. Except in the course of performing the Consulting Services hereunder, and in the pursuit of the business of National Penn or any of its affiliates, the Consultant shall not, except as required by law, at any time during or following the Consulting Period, disclose or use any confidential information or proprietary data of National Penn or any of its affiliates or predecessors, unless such confidential information or proprietary data become publicly known through no fault of the Consultant.  Without limiting the generality of the foregoing, the Consultant agrees that all information concerning the identity of the customers of National Penn and its affiliates and the relations of such entities with their customers is confidential information.  This Section 2 shall survive the termination or expiration of the Consulting Period.

3.           Non-Competition Provisions.  The Consultant agrees that during the Consulting Period, the Consultant will not (i) without the prior written consent of National Penn (which consent may be given at National Penn’s discretion, but not unreasonably withheld), directly or indirectly, engage in, become interested in, or become associated with, in the capacity of employee, consultant, director, officer, owner, principal, agent, trustee or in any other capacity whatsoever, any proprietorship, partnership, corporation, enterprise or entity located within a fifty (50) mile radius from Boyertown, PA, which proprietorship, partnership, corporation, enterprise or other entity is, or may be deemed to be by National Penn, competitive with any business carried on by National Penn or its affiliates including but not limited to entities which lend money and take deposits (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Consultant from owning bonds, voting and non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of National Penn or any of its affiliates to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of National Penn or any of its affiliates) any customer of National Penn or any of its affiliates to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with National Penn or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between National Penn or its affiliates and any such customers. This Section 3 shall survive the termination or expiration of the Consulting Period in accordance with its terms.

4.           Compensation.  In consideration of the obligations and commitments of the Consultant under this Agreement, including Sections 1, 2 and 3 hereof, National Penn shall pay to the Consultant twenty-four equal installment payments in amounts equal to [one-twelfth of then current annual base salary] per month on the last business day of each month during the Consulting Period.

5.           Benefits.  If Consultant was participating in medical and dental coverage under a Company-sponsored plan immediately prior to the Termination Date, Consultant will receive such medical and dental benefits during the one-year period, commencing as of the Termination Date, subject to Consultant’s continued payment of the applicable monthly premiums at active Company employee rates.  Health benefits to which Consultant is entitled by law under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) will commence immediately upon the cessation of such one-year period.

6.           Successors and Assigns.

(a)           During the Consulting Period, National Penn will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to the Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that National Penn would be required to perform it if no such succession or assignment had taken place.  Any failure of National Penn to obtain such agreement prior to the effectiveness of any such succession or assignment during this twelve-month period shall be a material breach of this Agreement.

(b)           This Agreement and all rights of the Consultant shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, estate, executors, administrators, heirs and beneficiaries.  In the event of the Consultant’s death, any amounts accrued and unpaid through the date of death shall be paid to the Consultant’s estate, heirs and representatives.  Except as provided in this Section 6, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.           Enforcement.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

8.           Amendment.  This Agreement may be amended or modified at any time by a written instrument executed by the parties.

9.           Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

10.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

11.           Headings and Construction.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

12.           Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

IN WITNESS WHEREOF, National Penn has caused this Agreement to be executed by its duly authorized officer, and the Consultant has signed this Agreement, all as of the date first written above.

WITNESS:

DONALD P. WORTHINGTON

NATIONAL PENN BANCSHARES, INC.

Name:
Title: